TRANSACTION DESCRIPTION

     The Department of Public Utility Control (the "Department") includes in the financing order (the "Financing Order") the following detailed description of the rate reduction bond transaction (the "Transaction Description").

     A.   Legislative Overview

     Connecticut General Statutes ("Conn. Gen. Stat.") Sections 16-245e to 16-245k (the "Securitization Statute") provide The Connecticut Light and Power Company ("CL&P"), as well as the other utilities providing electricity to consumers in Connecticut, with an opportunity to recover certain stranded costs through the collection of a competitive transition assessment (the "CTA") and to securitize certain of those costs (the "Eligible Stranded Costs"). Eligible Stranded Costs include the cost of mitigation efforts, costs for generation-related regulatory assets and those long-term contract costs that had been reduced to a fixed-present value through the buy out, buy down or the renegotiation of such contracts, together with certain specified related fees, costs and expenses. The Securitization Statute grants the Department the authority to review a securitization application and issue a Financing Order for the recovery of such costs. A Financing Order becomes effective only when the applicant files with the Department its written consent to all the terms and conditions contained therein.

     The Securitization Statute authorizes, among other things, the Department's creation, through the issuance of a Financing Order, of an irrevocable property right (referred to in the Securitization Statute and herein as the "Transition Property") to bill and collect a non-bypassable charge (the "RRB Charge"), which will be a component of the CTA, in amounts sufficient to recover the principal, interest, credit enhancement, and fees and expenses associated with rate reduction bonds (the "RRBs").

     Pursuant to Conn. Gen. Stat. Section 16-245j(b), the State of Connecticut (the "State") pledges and agrees with the owners of the Transition Property and holders of RRBs that the State shall neither limit nor alter the RRB Charge, the Transition Property, this Financing Order, and all rights thereunder until RRBs, together with interest thereon, are fully met and discharged, unless adequate provision is made for the protection of the owners or holders. The Securitization Statute also provides that Transition Property may be sold in a true sale transaction to a special purpose financing entity (each, an "SPE") in order to facilitate the issuance of RRBs.

     As discussed in more detail below, Conn. Gen. Stat. Section 16-245i(c) directs the Department to adjust the RRB Charge periodically at the request of CL&P in order to ensure the timely recovery of Periodic RRB Payment Requirements (defined below).

     Pursuant to Conn. Gen. Stat. Sections 16-245e(a)(2) and 16-245g(c), the RRB Charge will be a non-bypassable charge assessed against each customer (as such term is defined in Conn. Gen. Stat. Section 16-245e(a)(3)) of CL&P (each, a "Retail Customer"). Pursuant to Conn. Gen. Stat. Section 16-245g(c), the RRB Charges will be applied equally to all Retail Customers of the same class in accordance with methods of allocation in effect on July 1, 1998. Subject to Department approval, the RRB Charge may in the future include a pro rata component of any "exit fee" collected from any Retail Customer pursuant to Conn. Gen. Stat. Section 16-245w.

     The Securitization Statute requires that the State, acting through the office of the State Treasurer (referred to herein and in the Securitization Statute as the "Finance Authority"), or another "financing entity" approved by the Finance Authority, issue the RRBs. The Finance Authority has worked closely with CL&P to ensure that CL&P exercises fiscal prudence in the structuring and execution of its RRB transaction (the "RRB Transaction") and achieves the lowest overall cost to Connecticut ratepayers for the RRBs and related notes issued by the SPE (the "SPE Debt Securities"). The Finance Authority has reviewed and commented on CL&P's application (the "Application") and the testimony and supporting materials filed with the Application and has indicated that it believes that the RRB Transaction is consistent with achieving the highest possible credit rating on the RRBs and that CL&P's estimated transaction costs that the Finance Authority has purview to review, as discussed below, are reasonable. The Finance Authority will review and approve the final terms and conditions of the RRB Transaction as described herein and in this Financing Order.

     At the time of the filing of the Application, the Finance Authority requested that CL&P note that certain matters discussed in the Application, such as the use of RRB proceeds, the calculation of savings derived from the RRB Transaction, ratemaking issues that extend beyond the RRB Charge itself, the actual cost to CL&P of servicing the RRB Transaction, and the reasonableness of certain cost not approved by the Finance Authority (such as fees of CL&P's counsel and mitigation expenses), are beyond the Finance Authority's purview. Accordingly, the Finance Authority expressed no opinion as to these matters. During the proceeding, the Finance Authority expressed concern whether the estimated servicing start-up fee of $450,000 represents an actual incremental cost to CL&P, but will be reviewing the reasonableness of this expense in the coming months. The Department would deny recovery, to the extent that CL&P is training existing employees and using internal sources. The Department encourages CL&P to keep actual costs to a minimum and to continue to work closely with the Finance Authority in their review of the reasonableness of these transaction cost estimates.

     A.   Regulatory Overview

     In its order dated July 7, 1999 in Docket No. 99-02-05 (the "Stranded Cost Decision"), the Department approved approximately $3.6 billion as the total amount of CL&P's stranded costs. At the time of the Stranded Cost Decision, the costs of certain mitigation efforts, such as the buyout/buydown of independent power producer ("IPP") contracts, as well as the cost of retiring capital, were not yet quantifiable and, therefore, were not considered. In its subsequent order dated October 1, 1999 in Docket No. 99-03-36 (the "Standard Offer Decision"), the Department determined that certain Eligible Stranded Costs of CL&P qualify for recovery through the issuance of RRBs.

     CL&P has applied to the Department for a Financing Order approving the issuance of RRBs in the aggregate principal amount of approximately $1.55 billion and related transactions pursuant to the terms of the Securitization Statute. The issuance of SPE Debt Securities and RRBs will reduce the carrying charge associated with the recovery of such Eligible Stranded Costs, which will result in a net savings to CL&P customers reflected in a lower CTA than would be required to recover such Eligible Stranded Costs if this Financing Order were not adopted. Securitization is expected to account for a portion of the ten percent rate reduction achieved pursuant to the Standard Offer Decision.

     The Eligible Stranded Costs to be securitized by the issuance of the SPE Debt Securities and RRBs and their amounts (including the securitization fee) are as follows:

Eligible Stranded Costs             Balance to be Securitized (000)(FN 1)

FAS 109 Regulatory Asset                          $ 211,076
Unamortized Loss on Reacquired Debt               $ 15,253
Connecticut Yankee Regulatory Asset               $ 103,495
Maine Yankee Regulatory Asset                     $ 71,277
Cost of Retiring Debt and Preferred Stock         $ 10,396
PPA Buyout/Buydown Payments                       $ 1,036,469
PPA Entitlement Auction                           $ 102,276
Total                                             $ 1,550,242

     B.   The RRB Transaction

     This Financing Order approves, among other things, the following aspects of the RRB Transaction, which are more fully described in the testimony of Richard A. Soderman attached as Exhibit 1 to the Application (the "Soderman Testimony"), the testimony of Randy A. Shoop attached as Exhibit 2 to the Application (the "Shoop Testimony"), and the testimony of Mark A. Englander attached as Exhibit 3 to the Application (the "Englander Testimony" and together with the Soderman Testimony and the Shoop Testimony, the "CL&P Testimony"), and finds that the components of the RRB Transaction are consistent with achieving the highest credit ratings and therefore the lowest costs on the SPE Debt Securities and the RRBs. This structure is subject to modification, depending on (i) negotiations with the rating agencies selected by CL&P, subject to the approval of the Finance Authority, to assign credit ratings to the SPE Debt Securities and the RRBs and (ii) market conditions at the time the SPE Debt Securities and the RRBs are issued. The final structure will be determined by CL&P at the time the RRBs are priced, subject to the approval of the Finance Authority as provided herein, and after input from the rating agencies, tax authorities, and the underwriters.













(FN 1) The Standard Offer Decision did not approve the securitization of the IPP contract buyouts/buydowns or associated financing costs. However, as explained in the testimony of Richard A. Soderman, CL&P has included these amounts in its securitization application to avoid duplicate proceedings. Securitization of these amounts, however, will not occur without Department approval of the individual IPP contract renegotiations.

     CL&P will securitize approved Eligible Stranded Costs and will recover such amount, together with the transaction costs of issuing the SPE Debt Securities and the RRBs, from its Retail Customers through the RRB Charge. CL&P's right to collect the RRB Charge is irrevocable pursuant to Conn. Gen. Stat. Section 16-245i(b)(1), and the charge itself is non-bypassable to CL&P's customers pursuant to Conn. Gen. Stat. Section 16-245e(a)(2). The Transition Property is the principal asset underlying the RRBs and represents a continuously existing property right created pursuant to Conn. Gen. Stat.
Section 16-245h(a).

1.   Formation/Capitalization of SPE and Sale of Transition Property

     CL&P will form one or more bankruptcy-remote SPEs, each of which is expected to be a Delaware limited liability company wholly-owned by CL&P and authorized to acquire Transition Property and to issue SPE Debt Securities. Each such SPE will constitute a "financing entity" for purposes of the Securitization Statute. For each SPE to remain "bankruptcy-remote" from CL&P, the fundamental organizational documents of each SPE will impose significant limitations on its activities and the ability of CL&P to take actions as the holder of the equity interest therein. For example, each SPE will be formed for the limited purpose of acquiring the Transition Property and Other SPE Collateral (defined below) and issuing and selling the SPE Debt Securities. It will not be permitted to engage in any other activities, and will have no assets other than the Transition Property and Other SPE Collateral.

     Each SPE will be managed by a management committee, which will have rights and authority similar to that of a board of directors for a corporation. As long as the SPE Debt Securities and the RRBs remain outstanding, CL&P shall be required to cause each SPE to have at least two independent directors or managers (i.e., directors or managers not affiliated with CL&P). Without the consent of these independent directors or managers, each SPE will be unable (a) to amend provisions of fundamental organizational documents which ensure the bankruptcy-remoteness of such SPE, (b) to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or (c) to dissolve, liquidate or wind up the SPE. Other provisions may also be included to support the bankruptcy-remote character of each SPE as required by the rating agencies.

     CL&P will capitalize each SPE in an amount anticipated to be at least 0.50% of the initial principal balance of RRBs issued with respect to that SPE, which capitalization amount will be deposited into the Capital Subaccount (defined below). This capitalization is required so that CL&P may treat the SPE Debt Securities issuance by the SPE as debt for tax purposes. To the extent that the Capital Subaccount is depleted, the capitalization amount will be replenished through the RRB Charge, as adjusted periodically.

     Because each SPE will be a special-purpose entity with limited business activities and no staffing, it is anticipated that each SPE will enter into an administration agreement (the "Administration Agreement") with CL&P pursuant to which CL&P shall perform administrative services and provide facilities for each SPE to ensure that it is able to perform such day-to-day operations as are necessary to maintain its existence and perform its obligations under the RRB Transaction documents. The Administration Agreement incorporates provisions to ensure that CL&P will be paid a market-based fee (the "Administration Fee") in an amount commensurate with its costs of performing such services and providing such facilities.

     CL&P will sell all of its rights in the Transition Property to one or more SPEs in transactions each of which under Conn. Gen. Stat. Section 16-245k(h) will be intended to be and will be treated as a legal true sale and absolute transfer to such SPE. Because of such true sale treatment, the Transition Property owned by an SPE would not, should there arise a CL&P bankruptcy, become part of the CL&P bankruptcy estate and CL&P creditors would have no recourse to the Transition Property or the RRB Charge.

2.   Issuance of SPE Debt Securities and RRBs

     To raise the funds to pay the purchase price of the Transition Property to CL&P, an SPE will issue and sell SPE Debt Securities to a special purpose trust established by the Finance Authority. The special purpose trust, which, like the SPE, will constitute a "financing entity" under the Securitization Statute, will sell interests in the SPE Debt Securities by issuing and selling RRBs, the proceeds of which, net of transaction expenses, will be remitted to such SPE and ultimately to CL&P. The terms of the RRBs will mirror substantially the terms of the SPE Debt Securities unless an interest rate exchange agreement or other hedging arrangement is implemented (collectively, a "hedging agreement," as further described below).

     All of the assets of such SPE, specifically the Transition Property and the other collateral of the SPE ("Other SPE Collateral"), will be pledged as collateral to secure the SPE Debt Securities. The Other SPE Collateral will include without limitation, (a) the rights of each SPE under all RRB Transaction documents including (i) the sale agreement (the "Sale Agreement") by which each SPE acquires all rights in the Transition Property (and including any hedging agreement in place with respect to variable rate RRBs),
(ii) the servicing agreement (the "Servicing Agreement") pursuant to which CL&P, or any successor servicer (the "Servicer"), acts as servicer for the Transition Property, and (iii) the Administration Agreement, and (b) the rights of each SPE in and to the collection account (the "Collection Account") and any subaccounts established therein including the general subaccount (the "General Subaccount"), the overcollateralization subaccount (the "Overcollateralization Subaccount"), the capital subaccount (the "Capital Subaccount"), and the reserve subaccount (the "Reserve Subaccount"), and any investment earnings on amounts held by such SPE. An amount equal to investment earnings earned on the initial capital contributed by CL&P will be returned to CL&P semiannually or more frequently as a distribution of capital by the SPE so long as there are sufficient moneys to make scheduled distributions of interest and principal on the RRBs, fund any credit enhancement, and pay required financing expenses.

     RRBs sold to investors will take the form of pass-through certificates representing undivided beneficial interests in the SPE Debt Securities and any hedging agreement entered into in connection with the transaction. SPE Debt Securities will take the form of notes secured by a first priority statutory lien on all Transition Property as provided in Conn. Gen. Stat.
Section 16-245k(g), together with a pledge of the Other SPE Collateral.

     It is anticipated that the RRBs will be issued and sold to capital market investors in one or more series, each of which may be offered in one or more classes each having a distinct principal amount, term, interest rate and amortization schedule. The form, interest rate (whether fixed or variable), repayment schedule, classes, number and determination of credit ratings, and other characteristics of the SPE Debt Securities and the RRBs will be determined at the time of pricing based on then-current market conditions, with the objective to achieve the lowest "all-in" financing cost possible. Under certain circumstances (subject to the approval of the Finance Authority), the SPE Debt Securities and the RRBs may be subject to call provisions and may be refinanced through a subsequent issuance of SPE Debt Securities and RRBs to the extent such refinancing would result in a lower interest cost associated with the SPE Debt Securities and the RRBs refinanced.

     The SPE Debt Securities and RRBs (being undivided beneficial interests in the SPE Debt Securities and any hedging agreement entered into in connection with the transaction) will, by their terms, be nonrecourse to CL&P and its assets, and, in accordance with Conn. Gen. Stat. Section 16-245j(c)(1), will not be secured by a pledge of the general credit, full faith or taxing power of the State or any agency or subdivision of the State (other than the special purpose trust). Instead, the SPE Debt Securities and RRBs will be secured by a pledge of all of the right, title, and interest of each SPE in the Transition Property and the Other SPE Collateral. The final terms and conditions of the SPE Debt Securities and the RRBs shall be subject to the approval of the Finance Authority.

     The targeted ratings on the RRBs will be triple-A. Because principal payments will likely be made at different times on each class of SPE Debt Securities and RRBs, each class will have separate expected and legal final maturity dates. The SPE Debt Securities and the RRBs will have final maturities not later than December 31, 2011, in accordance with Conn. Gen. Stat. Section 16-245j(c)(6).

     The SPE Debt Securities and the RRBs are expected to be sold at or near par value and will not in any event be sold for more than par value. All accrued interest on the SPE Debt Securities and the RRBs will be paid not less frequently than semiannually, depending on market conditions at the time of pricing. The SPE Debt Securities and the RRBs will not be subordinated to the claims of any creditors or the equity owner of the SPE, other than for payments of trustee, servicing fees, and other specified transaction-related fees.

     The SPE Debt Securities and the RRBs will be repaid from charges to all Retail Customers through the collection of the RRB Charge by CL&P or any successor to the CL&P distribution system, any other successor Servicer or any third party supplier (each a "TPS") from which the customer has chosen to receive electric service.

     If variable rate RRBs are issued, the special purpose trust will enter into a hedging agreement whereby the special purpose trust would make fixed payments to a counterparty, and the counterparty would make variable rate payments to RRB holders. These fixed rate payments would be taken into account in calculating the RRB Charge. This protects the special purpose trust and ratepayers against the risk that interest rate fluctuations would cause variable rates to exceed the fixed rates that were used to calculate the RRB Charge.

3.   The RRB Charge

     RRB Charges will be periodically calculated and set at a level intended to recover (a) the principal balance of (in accordance with the expected amortization schedule), and interest on, the SPE Debt Securities authorized under this Financing Order, (b) the costs of servicing the SPE Debt Securities and the RRBs, including the Servicing Fee, the Administration Fee, fees for the trustees, rating agency fees, legal and accounting fees, managers'/directors' fees, contingent indemnity obligations in the RRB Transaction documents (including indemnities for losses resulting from a default by the servicer or any third party supplier), and other related fees and expenses (collectively, "servicing and administrative expenses"), and (c) the cost of creating and maintaining any credit enhancement (other than credit enhancement obtained because CL&P is making RRB Charge remittances less frequently than daily) required for the SPE Debt Securities and the RRBs (the required periodic payment of such, including deficiencies on past due principal and interest for any reason, the "Periodic RRB Payment Requirement" and, collectively, the "Total RRB Payment Requirements"). The periodic calculation of the RRB Charge will be based on assumptions and the methodology set forth in the CL&P Testimony, including sales forecasts, charge-off patterns, and lags between RRB Charge billing and collection.
Upon final determination of all terms of the SPE Debt Securities and the RRBs and at least two business days in advance of the RRB issuance, CL&P will file an issuance advice letter substantially in the form of Attachment MAE-1 to the Englander Testimony (the "Issuance Advice Letter"). The Issuance Advice Letter will confirm the final structure and repayment terms of the RRB Transaction, the total principal amount and pricing of the RRBs, the initial RRB Charge, the overcollateralization amount (described below) and targeted transaction subaccount balances (described below), the capital contribution amount, the frequency of the true-ups and dates of true-up filings and, to the extent known at the time the Issuance Advice Letter is filed, the actual up-front transaction costs and ongoing servicing and administrative expenses.

     To confirm that the actual terms of the RRB Transaction will result in savings for ratepayers (and therefore lower rates), the Department will require CL&P to provide in the Issuance Advice Letter a calculation of projected savings to ratepayers, using the methodology contained in the CL&P Testimony, applied to the actual structure and terms of the RRBs. So long as the terms and structure result in net savings to CL&P's customers in accordance with this approved methodology, CL&P is authorized to undertake the RRB Transaction. See Conn. Gen. Stat. Section 16-245f. The Finance Authority may rely upon the savings calculations set forth in the Issuance Advice Letter conclusively and without independent investigation or verification in approving the issuance of the SPE Debt Securities and the RRBs.

The up-front transaction costs arising from the issuance of the RRBs will include, among other items, the underwriting spread, original issue discount, rating agency fees, accounting fees, Securities and Exchange Commission registration fees, printing and marketing expenses, legal fees, the Finance Authority's financial advisor fees, the servicing set-up fee, trustee set-up fees, and the administrative cost to set up each SPE and special purpose trust. With the exception of CL&P counsel fees, many of these costs will be subject to the approval of the Finance Authority. In addition to the recovery of these up-front transaction costs, the Company's Eligible Stranded Costs to be recovered from RRB bond proceeds will also include redemption costs, including call premiums and related expenses, required to reduce existing capitalization of CL&P.

     So that the RRB Charge may recover interest payments on and fees associated with the RRBs, it will be calculated to reflect the all-in financing cost of the RRBs as determined by market conditions at the time of issuance. The initial RRB Charge for Retail Customers, established by this Financing Order and calculated using the methodology contained in the Soderman Testimony, will become effective automatically on the date of the RRB issuance.

     The RRB Charge is expected to be imposed, adjusted and collected so that the principal of and costs associated with the RRBs are fully paid by the final maturity date of the RRBs (which may be no later than December 31,
2011). However, pursuant to Conn. Gen. Stat. Section 16-245g(e), in the event that the RRBs have not been fully repaid prior to their final maturity, the RRB Charge shall continue to be billed and collected until the principal and interest and all costs associated with the RRBs have been fully repaid.

     The RRB Charge will be included as a component of the unbundled CTA line item on a customers' bill and will be footnoted as such.

4.   Servicing of RRBs

     CL&P will enter into a Servicing Agreement with one or more SPEs to perform servicing functions on behalf of each SPE, including billing and collecting the RRB Charge from CL&P's Retail Customers. Pursuant to the Servicing Agreement with each SPE, CL&P will act as Servicer of the Transition Property. CL&P will be responsible for calculating, billing, collecting, and remitting the RRB Charges as described earlier and in the Englander Testimony. The Servicing Agreement will provide that CL&P, as initial Servicer, may not voluntarily resign its duties as Servicer without obtaining the prior approval of the Department. As Servicer, CL&P will also be obligated to retain all books and records regarding the RRB Charge, subject to the right of each SPE to inspect those records.

     As consideration for its servicing responsibilities, CL&P or any successor Servicer will receive a periodic servicing fee (the "Servicing Fee"), as described in the Englander Testimony, which will be recovered through the RRB Charge. In order to support each SPE's legal status separate and apart from CL&P, the Servicing Fee paid to CL&P must be market-based.
The annual Servicing Fee, payable semiannually or more frequently, will be a part of the Servicing Agreement and will be based on a percentage of the initial principal balance of RRBs. The Servicing Fee represents a reasonable good faith estimate of an arm's-length, market-based fee for servicing RRBs. Such servicing responsibilities include without limitation, billing, monitoring, collecting, and remitting RRB Charges, systems modifications to bill, monitor, collect, and remit RRB Charges, reporting requirements imposed by the Servicing Agreement, procedures required to coordinate with each TPS, required audits related to CL&P's role as Servicer, and legal and accounting functions related to the servicing obligation. The Servicing Fee paid to CL&P will be lower than the Servicing Fee paid to a successor Servicer that does not concurrently bill the RRB Charge with charges for other services.

     In the event of a failure by any Retail Customer to pay the RRB Charge, CL&P, as initial Servicer, or any successor Servicer, will be authorized to terminate electric service to such customer in accordance with and to the extent permitted by Conn. Gen. Stat. Sections 16-262c through 16-262i, and any applicable regulations, notwithstanding any objection or direction to the contrary by CL&P.

     CL&P or any successor Servicer will periodically remit (as frequently as required by the rating agencies and in all events within one calendar month of collection) collections of RRB Charges to the SPE. To the extent estimation of such collections is required, CL&P will design a methodology that will be satisfactory to the rating agencies and that will approximate most closely actual collections. On each payment date for the RRBs, the trustee for the SPE Debt Securities will release money from the Collection Account to the trustee for the RRBs, which in turn will pay (or cause to be paid) interest and principal on the RRBs to RRB holders. The SPE will also use the RRB Charge remittances to pay fees and expenses on the RRBs and to fund certain credit enhancement reserves.

     In the event of default by CL&P or any successor Servicer in payment of the RRB Charges to an SPE, the Department will, upon application by (1) the trustee or holders of the RRBs, (2) the trustee for the special purpose trust, (3) such SPE or its assignees, or (4) pledgees or transferees of the Transition Property and Other SPE Collateral, order the sequestration and payment to or for the benefit of such SPE or such other party of revenues arising with respect to the Transition Property and Other SPE Collateral. This will provide additional certainty that the RRB Charges will benefit the owner of the Transition Property and should serve to enhance the credit quality of the RRBs.

     In accordance with Conn. Gen. Stat. Section 16-245g(e), amounts collected from a Retail Customer shall be allocated on a pro rata basis among
(i) the RRB Charge, (ii) any remaining portion of the CTA not the subject of this Financing Order, and (iii) CL&P's other charges.

5.   Third Party Suppliers

     A TPS is an entity-other than CL&P-that will provide electric generation service to a customer and that could bill and collect from that customer (1) all transmission, distribution, and transition charges, including the CTA and RRB charge, (2) transmission and distribution charges, but not the CTA or RRB Charge, or (3) no charges, as CL&P would continue to bill and collect all charges directly from the customer even though the customer has chosen a TPS as its electric supplier.

     Billing, collection, and remittance by a TPS may increase the rise of shortfalls in RRB Charge collection by exposing the cashflow to potential interruption due to the default, bankruptcy, or insolvency of that TPS. This risk of interruption will increase risks to investors, potentially reducing the credit rating and increasing the rate of interest on RRBs that would be required by investors. Rating agencies have been particularly concerned because many TPSs will likely be unrated start-up companies.

     The Department will not authorize a TPS to bill and collect the RRB Charge for remittance to CL&P as Servicer (or any successor Servicer) unless such TPS meets specified creditworthiness criteria and complies with specified billing, collection, and remittance procedures and information access requirements. The Department will require creditworthiness standards and other procedures and requirements that are consistent with maintaining the triple-A ratings on the RRBs. Such authorization must be consistent with the following minimum criteria, procedures, and requirements:

     The TPS must agree to remit the full amount of RRB Charges it bills to Retail Customers, regardless of whether payments are received from such customers, within 15 days after CL&P's (or any successor Servicer's) bill for such charges.

     The TPS must provide CL&P (or any successor Servicer) with total monthly kWh usage information in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance.

     CL&P (or any successor Servicer) will be entitled, within seven days after a default by the TPS in remitting any RRB Charges billed, to assume responsibility for billing all charges for services provided by CL&P (or any successor Servicer), including the RRB Charges, or to switch responsibility to a third party.

     If and so long as a TPS does not maintain at least a triple-B long-term unsecured credit rating from Moody's Investors Service or Standard & Poor's Rating Services, such TPS shall maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to one month's maximum estimated collections of RRB Charges, as agreed upon by CL&P (or any successor Servicer) and the TPS.

     In the event of a default in the remittance of RRB Charges by the TPS, such amount will be included in the periodic adjustment of the RRB Charge as described in the CL&P Testimony.

6.   Credit Enhancement

     In order for the RRBs to receive triple-A ratings, the exposure to losses due to, among other things, shortfalls in projected sales of energy, longer-than-expected delays in bill collections, and higher-than-estimated uncollectible accounts must be minimized. This will be accomplished with various forms of credit enhancement, including the various components of the Collection Account and the True-Up Mechanism summarized below.

     The RRB Charge collections will be deposited into the Collection Account, which will be comprised of at least four subaccounts - the General Subaccount (which will hold the RRB Charge collections before each payment date), the Overcollateralization Subaccount (which will hold the overcollateralization amount described below), the Capital Subaccount (which will hold the initial capital contribution to the SPE), and the Reserve Subaccount (which will hold any excess collections of RRB Charges as described below). RRB Charge collections in excess of debt service on the SPE Debt Securities and the RRBs and servicing and administrative expenses will be allocated (a) to the Capital Subaccount to the extent the amount therein has been reduced to below the initial capital contribution, (b) to the Overcollateralization Subaccount up to the required level set forth for such date at issuance by the rating agencies and (c) to the Reserve Subaccount any remaining amounts. To the extent that RRB Charges are insufficient to pay scheduled debt service on the SPE Debt Securities and the RRBs and servicing and administrative expenses during any period, the accounts will be drawn upon in the following order (a) the Reserve Subaccount, (b) the Overcollateralization Subaccount and (c) the Capital Subaccount. A more detailed description and an illustration of the Collection Account allocation procedure is set forth in the Englander Testimony.

     The RRB Charge will be calculated (both initially and subsequently as a result of the True-Up Mechanism described below) to collect, as a component of the Periodic RRB Payment Requirement, an overcollateralization amount which constitutes an amount in excess of debt service on the SPE Debt Securities and the RRBs and servicing and administrative expenses and any amount necessary to restore the capital contribution to the Capital Subaccount minimum balance. The overcollateralization amount required to achieve the highest credit rating will be finalized prior to the issuance of the SPE Debt Securities and the RRBs and will depend primarily on rating agency requirements and tax considerations, subject to the approval of the Finance Authority, but is currently expected to be at least 0.50% of the initial principal amount of the SPE Debt Securities and the RRBs. The overcollateralization will be collected pro rata over time and deposited to the Overcollateralization Subaccount such that the amount therein will accumulate over time in accordance with a schedule set forth at issuance.

     CL&P will adjust the RRB Charge, up or down, pursuant to a true-up mechanism established in accordance with Conn. Gen. Stat. Section 16-245i(c) and as described in the CL&P Testimony (the "True-Up Mechanism"). The True-Up Mechanism is a periodic adjustment to the RRB Charge which accounts for any previous or projected over- or under-collections of the RRB Charge. At least annually and as frequently as quarterly, CL&P will request a RRB Charge adjustment such that, during the period for which that RRB Charge will be billed, RRB Charge collections will be sufficient to (a) pay principal and interest with respect to the SPE Debt Securities and the RRBs in accordance with the expected amortization schedule, (b) pay servicing and administrative expenses, (c) maintain the Overcollateralization Subaccount balance at the required levels, and (d) restore the Capital Subaccount to the balance originally required upon the inception of the transaction. Any amounts accounted for in the Reserve Subaccount, which represent collections in excess of the fully funded credit enhancement reserves, at the time that CL&P calculates a periodic RRB Charge adjustment will be incorporated in such adjustment.

     CL&P, as initial Servicer (or any successor Servicer), will account for, and ultimately credit to ratepayers, any amounts remaining in the Collection Account (other than the Capital Subaccount and an amount equal to interest earnings thereon) after the RRBs are paid in full. Such amounts include any overcollateralization amounts, including interest earnings thereon, or RRB Charge collections that remain after the Total RRB Payment Requirements have been discharged. Such amounts will be released to the SPE, in accordance
with   245h(b), upon retirement of the RRBs and discharge of the Total RRB
Payment Requirements. These benefits will inure to ratepayers through a credit to their CTA or, if there is no CTA, through a credit to other rates. If CL&P, as initial Servicer (or any successor Servicer), is making RRB Charge remittances less frequently than daily, CL&P (or such successor Servicer) will account for and remit to the trustee for the SPE Debt Securities any interest on RRB Charge collections.

     At least fifteen days prior to January 1 each year, CL&P as Servicer (or any successor Servicer) will file with the Department a periodic RRB Charge true-up advice letter, a form of which is included as Attachment MAE-2 to the Englander Testimony (a "Routine True-Up Letter"). The resulting upward or downward adjustments to the RRB Charge, calculated in accordance with the methodology set forth in the Soderman Testimony, will be effective automatically on January 1 each year or on such other date as specified in the Routine True-Up Letter, notwithstanding the fact that such adjustment will occur simultaneously with the adjustment to other components of the CTA, which other adjustments may not become effective immediately. Further, to the extent required by the rating agencies, CL&P may also file quarterly or monthly Routine True-Up Letters in addition to the Routine True-Up Letter filed at least fifteen days prior to January 1 each year. Any such adjustments will be effective fifteen days after the filing of the applicable Routine True-Up Letter.

     Whenever CL&P, as servicer, determines that the methodology used to calculate RRB Charge adjustments requires modification to more accurately project and generate adequate RRB Charge collections, a non-routine true-up letter (a "Non-Routine True-Up Letter") may be filed, with the resulting RRB Charge adjustment (reflecting such modification to the methodology or model) to be effective upon review and approval by the Department within 60 days of such filing.

     Both Routine True-Up Letters and Non-Routine True-Up Letters may be filed periodically through the legal final maturity date. Beginning in the last year that the SPE Debt Securities and the RRBs are scheduled to be outstanding, quarterly or monthly Routine True-Up Letters will be filed.

     All true-ups will be performed on a system-wide basis (i.e., across customer classes rather than on a class-by-class basis) in accordance with Conn. Gen. Stat. Section 16-245g(c).

     If, as a result of a true-up calculation, the RRB Charge would be increased above the CTA then in effect, the CTA will, on the effective date of the RRB Charge adjustment, be increased to the amount of the RRB Charge, as so adjusted. If adjustments to the CTA necessary to meet the required ten percent rate reduction in effect, pursuant to Conn. Gen. Stat. 16-244c, would cause the CTA to fall below the required RRB Charge, the Department must instead, effective as of the time of the RRB Charge adjustment, adjust components of CL&P's rates and charges, other than the RRB Charge, as necessary to satisfy such rate reduction requirement.

     CL&P may be required to obtain a letter of credit or other credit enhancement to protect against any cash collection losses resulting from the temporary commingling of funds. If such credit enhancement is required, the RRB Charge will be adjusted accordingly to cover the cost of such enhancement (other than credit enhancement obtained because CL&P is making RRB Charge remittances less frequently than daily).

7.   Tax Considerations

     The possibility that the Internal Revenue Service (the "IRS") would assess income taxes when this Financing Order is issued or when CL&P receives the initial proceeds from the SPE Debt Securities, rather than when the RRB Charge revenues are collected, is a risk to CL&P associated with the RRB Transaction. In addition to having tax consequences, this would also affect the economics of issuing the SPE Debt Securities and the RRBs, as the benefits of the RRB Transaction depend largely upon recognizing taxable income in respect of the recovery of Eligible Stranded Costs as RRB Charges are paid by Retail Customers, rather than being accelerated into current income upon the issuance of the SPE Debt Securities and the RRBs.

     As a result, CL&P has submitted a private letter ruling request to the IRS seeking confirmation that (a) the issuance of this Financing Order by the Department authorizing the collection of RRB Charges will not result in gross income to CL&P; (b) the issuance of the SPE Debt Securities to the special purpose trust and the issuance of RRBs by the special purpose trust will not result in gross income to CL&P; and (c) SPE Debt Securities will be treated as obligations of CL&P for tax purposes. If the RRB Transaction results in current income taxation of the proceeds of such transaction, the benefits of the RRB Transaction would be substantially reduced. Should the IRS choose not to provide a ruling, or rule adversely, CL&P would have to reassess the RRB Transaction and, if possible, modify it to eliminate the risk of current taxation. Based upon favorable IRS rulings previously issued in respect of RRB Transactions in California, Illinois, Pennsylvania, New Jersey, and Massachusetts, CL&P anticipates a favorable ruling.

     The interest paid to holders of RRBs will be exempt from income taxes imposed in the State under Conn. Gen. Stat. Section 16-245j(c)(3), but will not be exempt from federal income taxes or taxes imposed by other states.

8.   Accounting and Financial Reporting

     The amount financed through the RRB Transaction is expected to be recorded in accordance with generally accepted accounting principles ("GAAP") as long-term debt on the balance sheet of the SPE for financial reporting purposes. CL&P, each SPE, each special purpose trust, and the holders of RRBs will expressly agree pursuant to the terms of the applicable documents to treat the SPE Debt Securities as debt of such SPE secured by, among other things, the Transition Property and the Other SPE Collateral for this purpose. Because each SPE will be wholly-owned by CL&P, it is required that such SPE be consolidated with CL&P for financial reporting purposes under GAAP. Therefore, the SPE's debt will appear on the consolidated balance sheet of CL&P in its annual and quarterly financial filings to the Securities and Exchange Commission. For purposes of financial reporting to the Department, CL&P will exclude the SPE's debt from its capital structure. The RRB Transaction is not expected to impact CL&P's credit ratings, as it is expected that the rating agencies will determine that the RRBs, which are not supported by CL&P's general revenue stream, and not collateralized by the assets of CL&P, do not affect CL&P's creditworthiness. Therefore, it is anticipated that the rating agencies will exclude the RRBs as debt for purposes of calculating financial ratios.

9.   True-Sale Opinion and Collection Shortfalls

     Rating agencies will require acceptable opinions of bankruptcy counsel, at the time the SPE Debt Securities and the RRBs are issued, to the effect that the transfer of the Transition Property from CL&P to an SPE constitutes a legal true sale such that if CL&P were to become the subject of a bankruptcy or insolvency case, the Transition Property would not be part of CL&P's bankruptcy estate and therefore would not be subject to the claims of CL&P's creditors.

     Conn. Gen. Stat. Section 245k(h) expressly provides that transfers of Transition Property, as described in that section and as approved in a financing order, shall be so treated for all purposes as an absolute transfer and true sale. In addition, the SPE Debt Securities and the RRBs will be nonrecourse to CL&P and its assets, other than the Transition Property sold to an SPE and the Other SPE Collateral.

     Another element of the bankruptcy analysis focuses on the separate legal status of CL&P and each SPE. Although each SPE will be wholly-owned by CL&P, the RRB Transaction will be structured so that, in the event of a bankruptcy of CL&P, each SPE's separate legal existence would be respected and the assets and liabilities of each SPE would remain separate from the estate of CL&P. The structural elements supporting such separate existence include, without limitation, requirements that each SPE be adequately capitalized, that CL&P be adequately compensated on an arm's-length basis for the servicing functions it performs in billing, collecting, and remitting the RRB Charges, that each SPE has at least two independent directors or managers, and that CL&P and each SPE take certain steps to ensure that creditors are not mislead as to their separate existence. These structural protections are very important because, without such protections, a bankruptcy court might invoke the doctrine of substantive consolidation and disregard each SPE's separate existence. Substantive consolidation is an equitable doctrine in bankruptcy cases that allows courts to disregard the separate existence of two or more affiliated entities to ensure the equitable treatment of all creditors and to maximize creditor recoveries. When entities are substantively consolidated in a bankruptcy proceeding, their assets and liabilities are pooled, thereby eliminating intercompany claims, and claims of third-party creditors against any of those entities are generally treated as claims against the common pool of assets created by consolidation.

     In order to preserve the bankruptcy-remote status of each SPE and the true-sale nature of the Transition Property and Other SPE Collateral once it is transferred to each SPE, CL&P cannot have any claim on the RRB Charges.
In its capacity as Servicer, CL&P will bill RRB Charges along with other charges for services rendered to Retail Customers obligated to pay such charges. If CL&P collects less than the full amount that is billed to such customers, it is not permitted to favor itself over each SPE, as owner of the Transition Property. In accordance with Conn. Gen. Stat. Section 16-245g(e), amounts collected from a Retail Customer obligated to pay the RRB Charge shall be allocated on a pro rata basis among (i) the RRB Charge, (ii) any remaining portion of the CTA not the subject of this Financing Order, and
(iii) CL&P's other charges.

10.  Use of Proceeds

     As set forth in the CL&P Testimony, CL&P will use RRB proceeds to pay for transaction costs, reduce capitalization, pay call and tender premiums and refinancing costs associated with such capital reduction, and pay IPP buyout/buyout payments approved by the Department.

     CL&P will seek to deploy the total proceeds received related to restructuring, including those arising from asset sales, in a manner that maximize the net economic benefit to ratepayers. In carrying out any strategy relating to the use of proceeds, CL&P shall remain in compliance with its charter, loan agreement(s), bond indenture(s), this Financing Order and the Securitization Statute.

                                  FINDINGS

     The Department makes in the Financing Order the following findings (the "Findings"). Capitalized terms used in this Exhibit B and not otherwise defined are used as defined in the Transaction Description.

     1. The issuance of this Financing Order is in the public interest and the financing of each component of Eligible Stranded Costs will result in net savings for CL&P customers reflected in lower Eligible Stranded Costs than CL&P's customers would have paid if this Financing Order were not adopted. Such net savings will be passed on directly to customers through lower rates.

     2. CL&P or any of its generation entities or affiliates will not have an unfair competitive advantage as a result of the issuance of this Financing Order and the implementation of the RRB Transaction.

     3.   This Financing Order is irrevocable pursuant to Conn. Gen. Stat.
Section 16-245i(b)(1).

     4. The execution of the RRB Transaction as set forth in the Transaction Description will result in a net economic benefit to customers consistent with the requirements in the Standard Offer Decision.

     5.   The RRB Charge is just and reasonable.

     6. The components of the RRB Transaction are consistent with achieving the highest credit ratings and therefore the lowest cost on the RRBs.

         1. The cost of CL&P's mitigation efforts are reasonable relative to the amount of the reduction in stranded costs resulting from the mitigation.

     7. In order to implement the Standard Offer Decision and to achieve the required rate reduction of ten percent, the Department finds that CL&P's Eligible Stranded Costs, in an amount equal to approximately $1.55 billion, as detailed in the CL&P Testimony and the Transaction Description above, are eligible to be funded with the proceeds of RRBs, in accordance with this Financing Order and subject to the Securitization Statute.

     8. The estimated up-front transaction costs, the ongoing servicing and administrative expenses, the cost of any credit enhancement (other than credit enhancement obtained because CL&P is making RRB Charge remittances less frequently than daily) associated with the RRB Transaction, costs to mitigate expenditures and any other fee, cost or expense in respect of the RRBs as described in the Transaction Description and in the CL&P Testimony, are reasonable and are eligible for recovery through the RRB Transaction in accordance with Conn. Gen. Stat. Section 16-245e(a)(2) (subject, in the case of certain expenses, to review by the Department and the Finance Authority, as described herein).

     9. All Eligible Stranded Costs hereunder may be recovered through the RRB Charge, to be assessed against and collected from all of CL&P's Retail Customers.

     10. Pursuant to Conn. Gen. Stat. Section 16-245g(c), the RRB Charge shall be applied equally to all Retail Customers of the same class in accordance with methods of allocation in effect on July 1, 1998, and as further described in the Transaction Description.

     11. As described in the Transaction Description and in the Englander Testimony, the RRB Charge shall be set at a level to fully recover the Periodic RRB Payment Requirement in accordance with the amortization schedule that will be filed as Exhibit 1 to the Issuance Advice Letter.

     12. In accordance with Conn. Gen. Stat. Section 16-245e(a)(13), the Department finds that the RRB Charge (including, without limitation, the RRB Charge included in special contract customer rates as described in the CL&P Testimony) constitutes Transition Property, which is a current irrevocable vested property right including, without limitation, the right, title, and interest of a public utility or a financing entity (i) in and to the RRB Charge established pursuant to this Financing Order, as adjusted periodically pursuant to Conn. Gen. Stat. Section 16-245i(b)(2) and this Financing Order, in an amount sufficient to pay the Total RRB Payment Requirements, (ii) in and to all revenues, collections, claims, payments, money or proceeds of or arising from the RRB Charge authorized pursuant to this Financing Order, and
(iii) in and to all rights to obtain adjustments to the RRB Charge pursuant to the terms of Conn. Gen. Stat. Section 16-245i(b)(2) and this Financing Order.

     13. The amount of the SPE Debt Securities and the RRBs to be issued, as described in the CL&P Testimony and the Transaction Description, is just and reasonable.

     14. The amount of necessary credit enhancement, as described in the Englander Testimony or required by the rating agencies or tax authorities is just and reasonable, subject to the approval of the Finance Authority.

     15. Based upon CL&P's accounting and billing information systems capabilities, the proposed billing, collection and remittance of actual RRB Charges is just and reasonable. To the extent estimation of RRB Charge collections is required for remittance to the trustee for the SPE Debt Securities, such estimation procedure will be consistent with achieving the highest credit ratings on the RRBs.

     16. The RRB Charge billing, collection, and remittance procedures imposed upon any successor Servicer or TPS are reasonable, subject to the approval of the Finance Authority.

     17. The owner of the Transition Property will have the right to recover an aggregate amount equal to the Total RRB Payment Requirements until such amounts have been discharged in full through continued assessment, collection, and remittance of RRB Charges from all of CL&P's Retail Customers.

     18. The RRB Charge will be a monthly usage-based charge and may in the future, subject to Department approval, include a pro rata component of any "exit fee" collected from any Retail Customer pursuant to Conn. Gen. Stat.
Section 16-245w.

     19. The methodology used to calculate the RRB Charge associated with the RRB Transaction (including, without limitation, the RRB Charge included in special contract customer rates as described in the CL&P Testimony)and the periodic adjustments thereto as described in the CL&P Testimony are reasonable and comply with Conn. Gen. Stat. Section 16-245i(b)(2) and (c).

     20. CL&P's plan to account and ultimately credit ratepayers for amounts remaining in the Collection Account after the RRBs are paid in full (other than amounts in the Capital Subaccount, including earnings on the initial capital contributed by CL&P, which are to be returned as a distribution of capital to CL&P) is just and reasonable and is in accordance with Conn. Gen. Stat. Section 16-245h(b).

     21. In accordance with Conn. Gen. Stat. Section 245k(h), the sale of the Transition Property by CL&P to an SPE shall be treated as an absolute transfer of all of CL&P's right, title, and interest, as in a legal true sale, and not as a pledge or other financing, of the Transition Property, in each case notwithstanding the following, which are hereby determined not to affect such absolute transfer and legal true sale: (i) any contrary treatment of such transfer for accounting, tax or other purposes, (ii) certain indemnities (including mandatory redemption or repurchase obligations related thereto) provided for in the SPE Debt Securities or in the transaction documents, (iii) CL&P's continued collection of RRB Charges pursuant to the Servicing Agreement authorized by this Financing Order, or (iv) CL&P's providing any credit enhancement to the SPE as described in the Englander Testimony.

     22. The SPE Debt Securities and the RRBs will be nonrecourse to CL&P and its assets, but will be secured by a pledge of all right, title, and interest of each SPE in its Transition Property and Other SPE Collateral.

     23. Each SPE and each special purpose trust is found to be a "financing entity," as that term is defined in Conn. Gen. Stat. Section 16-245e(a)(11).

     24. The formation of one or more SPEs by CL&P, the capitalization of each SPE by CL&P with an amount currently expected to equal approximately 0.50% of the initial principal balance of the RRBs, and entering into the Sale Agreement, the Servicing Agreement, the Administration Agreement, and other agreements and transactions by CL&P and each SPE are necessary for the consummation of the RRB Transaction.

     25. Pursuant to Conn. Gen. Stat. Section 16-245j(b), the State pledges and agrees with the owners of the Transition Property and holders of RRBs that the State shall neither limit nor alter the RRB Charge, the Transition Property, this Financing Order, and all rights thereunder until RRBs, together with interest thereon, are fully met and discharged, unless adequate provision is made for the protection of the owners or holders.

26. Pursuant to Conn. Gen. Stat. Section 16-245i(b)(1), this Financing Order and the RRB Charge authorized hereunder shall be irrevocable and the Department shall not have authority either by rescinding, altering, or amending this Financing Order or otherwise, to (i) revalue or revise for ratemaking purposes the Eligible Stranded Costs to be securitized hereunder,
(ii) determine that the RRB Charge is unjust or unreasonable, or (iii) in any way reduce or impair the value of the Transition Property either directly or indirectly by taking the RRB Charge into account when setting other rates for CL&P, nor shall the amount of revenues arising with respect thereto be subject to reduction, impairment, postponement, or termination.

     27. The annual Servicing Fee, payable semiannually or more frequently, is a reasonable good faith estimate of an arm's-length, market-based fee for servicing RRBs pursuant to the Servicing Agreement, as described in the Englander Testimony.

     28. The final terms and conditions of the SPE Debt Securities and the RRBs, including, without limitation, the schedule of principal amortization, credit enhancement, the frequency of principal or interest payments, the interest rates on the SPE Debt Securities and the RRBs and manner of setting such interest rates (fixed or variable), the manner of sale of the RRBs, the number and determination of credit ratings, and the approval of final transaction documents, will, to the extent consistent with the provisions of this Financing Order, be determined by CL&P, subject to the approval of the Finance Authority at the time RRBs are priced and after input from legal counsel, the rating agencies, tax authorities, and the underwriters.

     29. In accordance with Conn. Gen. Stat. Section 16-245j(c)(1) and (2), SPE Debt Securities and the RRBs issued pursuant to this Financing Order shall not constitute a debt or liability of the State or of any political subdivision thereof, and shall not constitute a pledge of the full faith and credit of the State or any of its political subdivisions, and the issuance of SPE Debt Securities and the RRBs will not in any way obligate the State or any political subdivision thereof to make appropriations for their payment.



                              ORDERS AND APPROVALS

     The Department includes in the Financing Order the following orders and approvals (the "Orders and Approvals"). Capitalized terms used in this Exhibit C and not otherwise defined are used as defined in the Transaction Description.

                                  General

     1. CL&P's Application for the issuance of the SPE Debt Securities and the RRBs and the consummation of the RRB Transaction as set forth in the Transition Description are approved subject to the terms and conditions stated in this Financing Order.

     2. The Transaction Description and Findings are hereby adopted by the Department.

     3.   The cost of all mitigation efforts are approved.

                      Creation of Transition Property

     1. CL&P is authorized to recover through the issuance of SPE Debt Securities and RRBs its Eligible Stranded Costs, including up-front transaction costs associated with such issuance, in an amount equal to approximately $1.55 billion.

     2. The Eligible Stranded Costs approved hereunder shall be recovered through the RRB Charge, to be assessed against and collected from all Retail Customers in CL&P's service territory, as further described in Order and Approval No. 0 in this Financing Order.

     3. As of the effective date of this Financing Order and in accordance with Conn. Gen. Stat. Section 16-245e(a)(13), there is created and established for the benefit of CL&P (or any assignee in accordance with the terms hereof) Transition Property, which is a current irrevocable vested property right including, without limitation, the right, title, and interest
(i) in and to the RRB Charge established pursuant to this Financing Order (including, without limitation, the RRB Charge included in special contract customer rates as described in the CL&P Testimony), as adjusted periodically pursuant to Conn. Gen. Stat. Section 16-245i(b)(2) and this Financing Order, in an amount sufficient to pay the Total RRB Payment Requirements, (ii) in and to all revenues, collections, claims, payments, money or proceeds of or arising from the RRB Charge authorized pursuant to this Financing Order, and
(iii) in and to all rights to obtain adjustments to the RRB Charge pursuant to the terms of Conn. Gen. Stat. Section 16-245i(b)(2) and this Financing Order.

     4. The RRB Transaction will result in net savings for CL&P customers as reflected in the CL&P Testimony and all such savings will inure to the benefit of ratepayers, directly or indirectly as described in such testimony.

                            Establishment of SPE

     1. The formation by CL&P of one or more wholly owned, bankruptcy-remote SPEs to which the Transition Property subject to this Financing Order is to be sold, is approved.

     2. The initial capitalization by CL&P of the SPE, which is currently expected to be approximately 0.50% of the initial principal balance of RRBs, subject to prevailing market conditions at the time of RRB pricing and rating agency and tax authority input, is in accordance with all applicable Connecticut law, rules and regulations and is hereby approved. Any other credit enhancement (other than credit enhancement obtained because CL&P is making RRB Charge remittances less frequently than daily) will be collected as part of the periodic adjustment to the RRB Charge.

                        Sale of Transition Property

     1. In accordance with Conn. Gen. Stat. Section 16-245h(c), CL&P is hereby authorized to sell or assign, without recourse, all of its interest in the Transition Property that arises from this Financing Order to one or more SPEs. Each SPE is authorized to acquire the Transition Property and to pledge the Transition Property (and the Other SPE Collateral) as collateral, directly or indirectly, for the SPE Debt Securities and the RRBs.

     2. Upon the sale by CL&P of the Transition Property to each SPE, (i) such SPE shall have all of the rights originally held by CL&P with respect to such Transition Property, including, without limitation, the right to exercise any and all rights and remedies, including the right to authorize the Servicer to disconnect service (including backup service) to the extent permitted by Conn. Gen. Stat. Sections 16-262c through 16-262i, and applicable regulations, to assess and collect any amounts payable by any customer in respect of such Transition Property, notwithstanding any objection or direction to the contrary by CL&P, as initial Servicer, or any successor Servicer, and (ii) any payment by any customer to such SPE shall discharge such customer's obligations in respect of such Transition Property to the extent of such payment, notwithstanding any objection or direction to the contrary by the Servicer.

     3. Upon the sale by CL&P of the Transition Property to an SPE, CL&P or any successor Servicer shall not be entitled to recover RRB Charges other than for the benefit of the holders of the SPE Debt Securities and the related RRBs in accordance with CL&P's duties as Servicer of such Transition Property as authorized by this Financing Order.

     4. The sale by CL&P of the Transition Property to an SPE in accordance with Conn. Gen. Stat. Sections 16-245h(c) and 16-245k(h), and in a manner described in such sections, shall be treated as an absolute transfer of all of CL&P's rights, title and interest, as a legal true sale, and not as a pledge or other financing, of the Transition Property, in each case notwithstanding the following, which are hereby determined not to effect such absolute transfer and legal true sale: (i) any contrary treatment of such transfer for accounting, tax or other purposes, (ii) certain indemnities (including mandatory redemption or repurchase obligations related thereto) provided for in SPE Debt Securities or in the RRB Transaction documents,
(iii) CL&P's continued collection of the RRB Charge pursuant to the Servicing Agreement authorized by this Financing Order, or (iv) CL&P's providing any credit enhancement to such SPE as described in the Englander Testimony.

     5. Each SPE, as owner of the Transition Property, and the holders of the SPE Debt Securities and the RRBs, or any trustee acting therefor, shall rely on and be entitled to the benefit of the pledge and agreement of the State contained in Conn. Gen. Stat. Section 16-245j(b), and the Finance Authority is authorized to include this pledge and undertaking in any contracts or marketing materials with current or prospective holders of the SPE Debt Securities and the RRBs, or any trustees acting therefor.

     6. In accordance with Conn. Gen. Stat. Section 16-245h(a) and the Findings, the Transition Property created and established by this Financing Order shall constitute property from the effective date of this Financing Order for all purposes, including for the purpose of contracts relating to or securing the SPE Debt Securities and the RRBs, whether or not the revenues and proceeds arising with respect to RRB Charges have accrued at the time of this Financing Order.

     7. In accordance with Conn. Gen. Stat. Sections 16-245e(a)(13) and 16-245h(a), the Transition Property created and established by this Financing Order shall constitute a current property right of the owner thereof or its assignee or transferee, which continuously exists for all purposes with all of the rights and privileges as provided in the Securitization Statute, from the effective date of this Financing Order until the owner or its assignee or transferee has received RRB Charges sufficient to discharge the Total RRB Payment Requirements in full. In accordance with Conn. Gen. Stat. Section 16-245j(b), such property right may not be limited or altered in contravention of such provision.

     8. Pursuant to Conn. Gen. Stat. Section 16-245k(g), upon the effective date of this Financing Order there shall exist a statutory first priority lien on all Transition Property then existing or thereafter arising pursuant to the terms of this Financing Order. Such lien shall secure all obligations, then existing or subsequently arising, to the holders of RRBs, the trustee or representative for such holders, each SPE and special purpose trust and shall arise by operation of law automatically without any action on the part of CL&P or any other person. Such lien shall be valid, perfected, and enforceable upon the effectiveness of this Financing Order without any further public notice. CL&P expects to file a financing statement with respect to the Transition Property which will constitute a "protective filing" pursuant to Conn. Gen. Stat. Section 16-245k(g). If the Transition Property subject to this Financing Order is transferred and sold to more than one SPE, any collections in respect of the undivided beneficial interests in RRB Charges related to such Transition Property will be allocated pro rata among such undivided beneficial interests to give effect to the pari passu first priority statutory liens on each SPE's portion of the Transition Property subject to this Financing Order.



                        SPE Debt Securities and RRBs

     1.   Each SPE is authorized to issue SPE Debt Securities and to pledge
(i) all of its interest in Transition Property and (ii) the Other SPE Collateral, which shall include without limitation, the rights of the SPE under the RRB Transaction documents including the Sale Agreement, the Servicing Agreement, and the Administration Agreement, the Collection Account and any subaccount therein, including the General Subaccount, the Overcollateralization Subaccount, the Capital Subaccount, and the Reserve Subaccount, any investment earnings on amounts contained therein (but excluding an amount equal to investment earnings earned on the initial capital contributed by CL&P which will be returned to CL&P semiannually or more frequently as a distribution of capital by the SPE so long as there are sufficient moneys to make scheduled distributions of interest and principal on the RRBs, fund any credit enhancement, and pay required financing expenses), to secure payment of the SPE Debt Securities.

     2. Each SPE is authorized to sell the SPE Debt Securities to the special purpose trust in consideration of the payment of the net proceeds of the RRBs (which RRBs will substantially mirror the financial terms and conditions of the SPE Debt Securities), together with any hedge agreement entered into in connection with the RRB Transaction, in accordance with Order and Approval No. 0 in this Financing Order.

     3. Each SPE formed by CL&P and each special purpose trust authorized and created by the Finance Authority is determined to be a "financing entity" under Conn. Gen. Stat. Section 16-245e(a)(11), and each special purpose trust is authorized to issue RRBs evidencing undivided beneficial interests in SPE Debt Securities.

     4. The final maturity of any RRBs (or SPE Debt Securities) maturing not later than December 31, 2011, in accordance with Conn. Gen. Stat. Section 16-245j(c)(6), is hereby approved.

     5. The special purpose trust may issue variable rate RRBs if CL&P determines at the time of issuance that such issuance, together with any interest rate exchange agreement or other hedging arrangement, will result in a lower all-in financing cost on the RRBs, subject to the approval of the Finance Authority.

     6. The final terms and conditions of the SPE Debt Securities and the RRBs authorized by this Financing Order, including, without limiting the foregoing, the schedule of principal amortization, credit enhancement, frequency of principal or interest payments, the interest rates on the SPE Debt Securities and the RRBs and manner of setting such interest rates (fixed or variable), the manner of sale of the RRBs, the number and determination of credit ratings, the approval of final transaction documents, and certain transaction costs as set forth in the CL&P Testimony, shall, to the extent consistent with the provisions of this Financing Order, be determined by CL&P, subject to the approval of the Finance Authority at the time RRBs are priced and after input from the rating agencies, tax authorities, and the underwriters.

     7. The amount of SPE Debt Securities and RRBs to be issued shall be determined as described in the CL&P Testimony, and the net proceeds of the SPE Debt Securities and the RRBs shall be used as described in the CL&P Testimony and in accordance with Conn. Gen. Stat. Section 16-245j(c)(4) and this Financing Order.

     8. The special purpose trust shall remit the proceeds from the issuance of the RRBs authorized by this Financing Order, less underwriters' discount and original issue discount, to an SPE, which shall, in turn, remit such net proceeds, less certain transaction costs of issuing the SPE Debt Securities and the RRBs, to CL&P.

     9. The amounts necessary for credit enhancement for the SPE Debt Securities and the RRBs and any subsequent adjustments thereto shall be determined as described in the CL&P Testimony, subject to the requirements of the rating agencies to achieve triple-A ratings, the requirements of tax authorities, and the approval of the Finance Authority.

     10. In accordance with Conn. Gen. Stat. Section 16-245j(a), the RRBs and the SPE Debt Securities shall be nonrecourse to CL&P and its assets, other than the Transition Property sold to the SPE and Other SPE Collateral subject to this Financing Order, provided nothing herein shall prevent CL&P or its successors or assigns from (a) entering into the Servicing Agreement authorized pursuant to Conn. Gen. Stat. Section 16-245h(d) and this Financing Order, which arrangements may include the making of representations, warranties, and agreements and the providing of covenants and indemnities, not amounting to recourse, for the benefit of the holders of the RRBs and the SPE Debt Securities, and the making of remittances of amounts representing actual collections of RRB Charges, (b) entering into agreements in connection with the sale and transfer of the Transition Property to an SPE and sale of the SPE Debt Securities, which agreements may include representations and warranties with respect to, among other things, the validity of the Transition Property and the title thereto, and providing specific covenants, indemnities, and repurchase obligations, not amounting to recourse, in connection with such transfer for the benefit of the holders of the RRBs and the SPE Debt Securities, (c) entering into an Administration Agreement with each SPE as further described in the CL&P Testimony and authorized herein, and (d) capitalizing each SPE as described provided herein.


                                  Reports

     1. At least two business days in advance of the RRB issuance, CL&P shall file with the Department, for informational purposes, an Issuance Advice Letter, subject to the approval of the Finance Authority, setting forth the final structural details of the SPE Debt Securities and the RRBs, including the repayment terms (in accordance with the expected amortization schedule), the initial RRB Charge, the amount necessary for credit enhancement, the identification of each SPE and special purpose trust, and the transaction costs of issuance, ongoing transaction expenses and a calculation confirming net savings to ratepayers as a result of the RRB Transaction. Such filing shall not be a condition to the effectiveness of this Financing Order or the issuance of the SPE Debt Securities and the RRBs and shall be automatically effective upon filing.

     2. Within 90 days following the closing of the RRB Transaction, and within 60 days of the end of each fiscal quarter thereafter until the proceeds have been applied in full, CL&P shall file with the Department a report showing the use of RRB proceeds in compliance with this Financing Order. Such filing shall not be a condition to the effectiveness of this Financing Order or the issuance of SPE Debt Securities and the RRBs.

                   Servicing of SPE Debt Securities and RRBs

     1. CL&P, as Servicer, or any successor Servicer, is required, in accordance with Conn. Gen. Stat. Section 16-245h(d), to enter into a Servicing Agreement with an SPE pursuant to which it agrees to continue to operate its distribution system to provide service to its customers, to bill and collect RRB Charges for the benefit and account of such SPE or its assigns, and to account for and remit these amounts to or for the account of such SPE or its assigns.

     2. CL&P's proposed billing, collection, and remittance procedure is approved, subject to rating agency approval to the extent estimation of RRB Charge collections is required.

     3. In the event of a default by a Servicer in remittance of RRB Charges, the Department will, in accordance with Conn. Gen. Stat. Section 16-245k(e) and (g), upon application by (i) the trustee or holders of the SPE Debt Securities, (ii) the trustee or holders of the RRBs, (iii) the trustee for the special purpose trust, (iv) such SPE or its assignees, or (v) pledges or transferees of the Transition Property and Other SPE Collateral, order the sequestration and payment to or for the benefit of such SPE or such other party of revenues arising with respect to the Transition Property and Other SPE Collateral.

     4. In the event of a default by a Servicer under any Servicing Agreement with respect to RRBs, each special purpose trust or the trustees or representatives of the holders of the SPE Debt Securities or the RRBs may immediately appoint a successor Servicer for the Transition Property, subject to the approval of the Department, who shall promptly assume billing responsibilities for RRB Charges. The Department shall act on an expedited basis within 30 days to approve such successor Servicer. Such successor Servicer shall assume all rights and obligations under Conn. Gen. Stat.
Section 16-245k(k) and this Financing Order as though it were the Servicer at the time such SPE Debt Securities and RRBs were issued.

     5. To the extent that a successor Servicer replaces CL&P as Servicer in any of its servicing functions with respect to the RRB Charges and the Transition Property authorized by this Financing Order, such replacement will be approved only if it will not cause the then current credit ratings on RRBs to be withdrawn or downgraded. In any event, CL&P shall remain as Servicer if a resignation will result in the reduction or withdrawal of the credit rating of the RRBs.

     6. Regardless of who is responsible for billing of the RRB Charge, such RRB Charge will be assessed against and collected from all of CL&P's Retail Customers. Each Retail Customer will continue to be responsible to the Servicer for payment of the RRB Charge billed, but not yet remitted, to the extent such Retail Customer has not paid RRB Charges billed to it.

     7. In the event of a failure of any Retail Customer to pay the RRB Charge, the Servicer is authorized to disconnect electric service to such customer in accordance with Conn. Gen. Stat. Sections 16-262c through 16-262i, and applicable regulations.

     8. CL&P, as initial Servicer, or any successor Servicer, shall be entitled to an annual Servicing Fee, payable semiannually or more frequently. The Department approves the Servicing Fee as follows: As initial Servicer, CL&P will be paid a market-based Servicing Fee equal to 0.05% per annum of the initial principal balance of the RRBs, which fee will be included in the calculation of the RRB Charge. A successor Servicer will be paid a market-based Servicing Fee, as approved by the Department, not exceeding 1.25% per annum of the initial principal balance of the RRBs.

                         Third Party Suppliers

     1. Any TPS that proposes to collect RRB Charges shall (i) meet the creditworthiness criteria to be established by the Department and, at a minimum, the criteria set forth and approved in this Financing Order; and
(ii) comply with the billing, collection and remittance procedures and information access requirements set forth herein and in the Englander Testimony.

     2. The Department will not authorize a TPS to bill and collect the RRB Charge for remittance to CL&P as Servicer (or any successor Servicer) unless such TPS meets specified creditworthiness criteria and complies with specified billing, collection, and remittance procedures and information access requirements. The Department will require creditworthiness standards and other procedures and requirements that are consistent with maintaining the triple-A ratings on the RRBs. Such authorization must be consistent with the following minimum criteria, procedures, and requirements: (i) such TPS agrees to remit the full amount of RRB Charges it bills to Retail Customers, regardless of whether payments are received from such Retail Customers, within 15 days after CL&P's (or any successor Servicer's) billing date for such charges, (ii) such TPS shall provide CL&P (or any successor Servicer) with total monthly kWh usage information in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance, and (iii) CL&P (or any successor Servicer) will be entitled, within seven days after a default by the TPS in remitting any RRB Charges billed, to assume responsibility for billing all charges for services provided by CL&P (or any successor Servicer), including the RRB Charges, or to switch responsibility to a third party. In addition, if and so long as such TPS does not maintain at least a triple-B long-term unsecured credit rating from Moody's Investors Service or Standard & Poor's Rating Services, such TPS shall maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to one month's maximum estimated collections of RRB Charges, as agreed upon by CL&P (or any successor Servicer) and the TPS. In the event of a default in the remittance of RRB Charges by a TPS, such amount will be included in the periodic adjustment of the RRB Charge as described in the CL&P Testimony.


                     RRB Charge:  Establishment and Adjustment

     1. In accordance with Conn. Gen. Stat. Section 16-245i(b)(1), this Financing Order and the RRB Charge authorized hereunder shall be irrevocable and the Department shall not have authority either by rescinding, altering, or amending the Financing Order or otherwise, to (i) revalue or revise for ratemaking purposes the Eligible Stranded Costs to be securitized hereunder,
(ii) determine that the RRB Charge is unjust or unreasonable, or (iii) in any way reduce or impair the value of the Transition Property either directly or indirectly by taking the RRB Charge into account when setting other rates for CL&P, nor shall the amount of revenues arising with respect thereto be subject to reduction, impairment, postponement, or termination.

     2. In accordance with Conn. Gen. Stat. Section 16-245g(c), the RRB Charge (including, without limitation, the RRB Charge included in special contract customer rates as described in the CL&P Testimony) and its imposition, collection and payment are approved by this Financing Order. The RRB Charge shall be assessed against and collected from all of CL&P's Retail Customers. The RRB Charge shall be a monthly usage-based component of the CTA on each Retail Customer's monthly bill and may in the future, subject to Department approval, include a pro rata component of any "exit fee" collected from any Retail Customer pursuant to Conn. Gen. Stat. Section 16-245w until the Total RRB Payment Requirements are discharged in full. The RRB Charges will be applied equally to all Retail Customers of the same class in accordance with methods of allocation in effect on July 1, 1998, and as further described in the CL&P Testimony. The RRB Charge will be sufficient in the aggregate to pay the Total RRB Payment Requirements, i.e., the principal balance of (in accordance with the expected amortization schedule), and interest on, the RRBs authorized for issuance pursuant to this Financing Order, together with servicing and administrative expenses for SPE Debt Securities and RRBs and the cost to CL&P of creating and maintaining any credit enhancement (other than credit enhancement obtained because CL&P is making RRB Charge remittances less frequently than daily) required for the SPE Debt Securities and the RRBs.

     3. The methodology used to calculate the RRB Charge (including, without limitation, the RRB Charge included in special contract customer rates as described in the CL&P Testimony) and to periodically adjust such RRB Charge, as set forth in the Issuance Advice Letter and as described in the CL&P Testimony, is approved. The RRB Charge (including, without limitation, the RRB Charge included in special contract customer rates as described in the CL&P Testimony), which will constitute Transition Property, will be filed initially with the Department in the Issuance Advice Letter and adjusted up or down, as necessary, in Routine True-Up Letters or Non-Routine True-Up Letters. The RRB Charge will be included as a component of the unbundled CTA line item on a Retail Customer's bill and is expected to be footnoted as such.

     4. The initial RRB Charge, as filed in the Issuance Advice Letter, will be effective automatically on the date of the RRB issuance.

     5. In accordance with Conn. Gen. Stat. Section 16-245i(b)(2) and (c), CL&P, or a successor Servicer, on behalf of the pledgees or transferees of the Transition Property, is authorized to file periodic RRB Charge adjustments to the extent necessary to ensure the timely recovery of revenues sufficient to provide for the payment of an amount equal to the sum of the Periodic RRB Payment Requirements for the upcoming year or other applicable period. The Transition Property includes the right to obtain such adjustments.

     6. At least fifteen days prior to January 1 each year, CL&P as Servicer (or any successor Servicer) will file with the Department a Routine True-Up Letter. The resulting adjustments to the RRB Charge, up or down, shall be effective automatically on January 1 each year or on such other date as specified in the Routine True-Up Letter, notwithstanding the fact that the adjustment to the other components of the CTA occur simultaneously and may not become effective immediately. CL&P may also file quarterly or, in the last year the RRBs are outstanding, monthly Routine True-Up Letters in addition to the Routine True-Up Letter filed at least fifteen days prior to January 1 each year. Any such adjustments will be effective 15 days after the filing of the applicable Routine True-Up Letter. Beginning in the year prior to the expected final maturity date, quarterly or monthly adjustments may be performed.

     7. So long as Routine True-Up Letters are filed in accordance with the adjustment calculation methodology approved in this Financing Order, no hearing or other action by the Department regarding such Routine True-Up Letter filings shall be required and the resulting RRB Charge adjustments will be effective as provided herein and in such filings.

     8. In the event that CL&P, as Servicer, determines that the methodology used to calculate the RRB Charge requires adjustment to more accurately project and generate adequate RRB Charge collections, a Non-Routine True-Up Letter may be filed, with the resulting RRB Charge adjustment (reflecting such modification to the methodology or model) to be effective upon review and approval by the Department within 60 days after such filing. Use of RRB Proceeds

     9. CL&P's use of proceeds, as described in the Shoop Testimony and in this Financing Order, is approved.

               Approval of Sale Agreement, Servicing Agreement,
           Administration Agreement, and Other RRB Transaction Documents

     1. CL&P's entering into the Sale Agreement, the Servicing Agreement, the Administration Agreement, and other RRB Transaction documents with one or more SPEs and with other parties to the RRB Transaction as described herein and other dealings between CL&P and each SPE contemplated by the RRB Transaction are hereby authorized and approved in accordance with all applicable Connecticut law, rules, and regulations.

                      Accounting for Certain Benefits

     1. Any amounts accounted for in the Reserve Subaccount, which represent collections in excess of the fully funded credit enhancement reserves, at the time that CL&P calculates a periodic RRB Charge adjustment, will be incorporated in such adjustment in accordance with Conn. Gen. Stat.
Section 16-245i(b)(2) and (c). CL&P, as initial Servicer (or any successor Servicer), shall account for and ultimately credit to ratepayers any amounts remaining in the Collection Account (other than the Capital Subaccount and an amount equal to interest earnings thereon) after the RRBs are paid in full. Such amounts include any overcollateralization amounts, including interest earnings thereon, or RRB Charge collections that remain after the Total RRB Payment Requirements have been discharged. Such amounts will be released to the SPE upon retirement of the RRBs and discharge of the Total RRB Payment Requirements. These benefits will inure to the benefit of ratepayers through a credit to their CTA or, if there is no CTA, through a credit to other rates.

     2. If CL&P, as initial Servicer (or any successor Servicer), is making RRB Charge remittances less frequently than daily, CL&P (or such successor Servicer) will account for and remit to the trustee for the SPE Debt Securities any interest on RRB Charge collections.

     3. An amount equal to investment earnings earned on the initial capital contributed by CL&P will be returned to CL&P semiannually or more frequently as a distribution of capital by the SPE so long as there are sufficient moneys to make scheduled distributions of interest and principal on the RRBs, fund any credit enhancement, and pay required financing expenses.








                             November 15, 2000


Ms. Louise E. Rickard
Acting Executive Secretary
Department of Public Utility Control
10 Franklin Square
New Britain, CT  06051

RE: Docket No. 00-05-01 - Application of The Connecticut Light and Power Company for Approval of the Issuance of Rate Reduction Bonds and Related Transactions

Dear Ms. Rickard:

     In accordance with Order No. 9 of the decision dated November 8, 2000 (the "Decision") of the Department of Public Utility Control (the "Department") in Docket No. 00-05-01, The Connecticut Light and Power Company ("CL&P") submits the accompanying conforming financing order reflecting modifications to the proposed financing order (Exhibit 4) submitted by CL&P with its application. Clean and blacklined versions are enclosed for the convenience of the Department.

     CL&P respectfully requests that the Department confirm in writing that this submittal conforms to the Decision and is adopted by reference as part of the Decision.

                              Very truly yours,



                              Daniel P. Venora





                                                 December 12, 2000
                                                 In reply, please refer to:
                                                 Docket No. 00-05-01:EL:MLH


Daniel P. Venora, Esq.
Kenneth H. Eagle, Esq.
Duncan D. McCory, Sr. Regulatory Planning Analyst
Randy A. Shoop
Northeast Utilities Service Company
P.O. Box 270
Hartford, CT 06141-0270

Richard J. Wasserman, Esq.
Day, Berry & Howard LLP
City Place I
Hartford, CT 06103-3499

Re: Docket No. 00-05-01, Application of The Connecticut Light and Power Company for Approval of the Issuance of Rate Reduction Bonds and Related Transactions - Compliance Filing, Order No. 9

Dear Messrs. Venora, Eagle, McCory, Shoop and Wasserman:

     The Department of Public Utility Control (Department) acknowledges receipt of The Connecticut Light and Power Company's (Company) November 15, 2000, submittal, pursuant to Order No. 9 in the Decision dated November 8, 2000, in the above-captioned docket.

     Department review of the information submitted finds it to be in compliance with the directives contained in Order No. 9. Therefore, the conforming financing order reflecting modifications is approved and adopted by reference as part of the Decision.

                               Sincerely,

                               DEPARTMENT OF PUBLIC UTILITY CONTROL



                               Louise E. Rickard
                               Acting Executive Secretary


cc:  Service List